Exhibit 99

OLD FLORIDA BANK	NEWS

FOR IMMEDIATE RELEASE

Friday, August 15, 2003

CONTACT: Larry W. Johnson

President and Chief Executive Officer

Old Florida Bankshares, Inc.

(239) 561-6222

OLD FLORIDA BANKSHARES COMPLETES MERGER WITH

MARINE BANCSHARES

OLD FLORIDA TO EXPAND TO NAPLES, FLORIDA

FORT MYERS, FL—- Old Florida Bankshares, Inc. (“Old Florida”) and Marine Bancshares, Inc. (“Marine”) today completed the merger of Marine National Bancshares into Old Florida Bankshares. Marine shareholders will receive .62 of a share of Old Florida common stock for each share of Marine common stock, and Marine’s subsidiary, Marine National Bank, will be merged into Old Florida’s subsidiary bank, Old Florida Bank.

The combined Bank will have assets of over $150 million and shareholders equity of nearly $20 million, affording the Bank ample capital to grow in Southwest Florida. The Bank’s legal lending limit to one borrower will increase to nearly $5 million. Old Florida Bank will have offices in Fort Myers, Naples and Bonita Springs.

Larry Johnson, President and Chief Executive Officer of Old Florida, state, “The merger with Marine expands Old Florida into the attractive market of Collier County while, at the same time, achieving significant revenue enhancements and cost savings in order to provide long term value to shareholders. We are very excited about the prospects of sharing and expanding our Old Florida philosophy of community banking in Naples. We are committed to providing the same level of high quality products and services to all Marine customers while preserving the inherent good associated with community banking.”